Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 6th day of April, 2010 between BJ’S RESTAURANTS, INC., a California corporation (the “Company”) and GERALD W. DEITCHLE (the “Executive”).

1. Term. Subject to the termination provisions of Section 7 below, the term of this Agreement (“Term”) shall be deemed to have commenced as of December 30, 2009 (“Commencement Date”) and end on January 4, 2013 (“Termination Date”). This agreement shall automatically be extended for additional one year terms beyond the Termination Date (the “Extended Termination Date”) or the then current Extended Termination Date unless at least 30 calendar days prior to the Termination Date or the then current Extended Termination Date, Executive or the Company shall have given written notice that he or it does not wish to extend the Agreement.

2. Employment. During the Term (and any extension thereof) Executive shall be employed as and hold the title of Chief Executive Officer (“CEO”) and President. Executive, in his capacity as President and CEO will have the full range of executive duties and responsibilities that are customary for public company CEO positions. Executive currently serves as Chairman of the Company’s Board of Directors. So long as Executive remains CEO, he shall be the Chairman of the Board unless separation of the positions of Chairman and CEO is required by majority vote of the Company’s shareholders or otherwise mandated by law or regulation applicable to all public companies, or by the listing requirements of the exchange or trading system on which the Company’s Common Stock is listed for trading.

3. Salary. The Company shall pay Executive salary at an annual rate of $500,000.00 less applicable deductions (the “Base Salary”). Such Base Salary will be reviewed by the Compensation Committee of the Board at least annually but may not be decreased without consent of Executive. At the end of each full year of this Agreement, the Base Salary shall be increased by a percentage not less than the percentage increase in the Consumer Price Index during the preceding year, provided, that the increase set forth in this sentence shall never be less than zero. For purposes of this Agreement, the “Consumer Price Index” as of any particular date means the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles/Anaheim/ Riverside CMSA, all items, in respect of the month immediately preceding such particular date, published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index is no longer published, the U.S. Department of Labor’s most comprehensive official index then in use that most nearly corresponds to the index named above.

4. Annual Bonus Opportunity. Executive shall be eligible for an annual cash bonus (“Bonus”) opportunity which shall be targeted at no less than 65% of the Base Salary. The actual amount of any annual Bonus shall be determined by the Board of Directors based upon performance criteria that will be established by the Compensation Committee of the Board of Directors after consultation with you each year. The Bonus, if any, shall be paid in full as soon as the relevant information is reasonably available but in no event later than 74 days following the end of the Company’s fiscal year in which earned.

5. Equity Grant; Retirement Benefit.

(a) The Compensation Committee and the Board of Directors of the Company previously approved, and on December 30, 2009, the Company granted to Executive an equity award (the “Award”) under the Company’s 2005 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) consisting of a non-qualified stock option to purchase an aggregate of 232,702 shares of Company common stock at an exercise price of $18.86 per share, which award is evidenced by the Company’s standard form of non-qualified stock option agreement (and related Notice of Grant and Grant Summary) and having terms consistent with the provisions of this Agreement (collectively, the “Option Agreement”). Subject to the additional vesting and other provisions of Section 5(b) below and notwithstanding anything to the contrary contained in the Option Agreement, (i) the Award shall vest in full on the third yearly anniversary of the Commencement Date (the “Vesting Date”), and (ii) any option included in the Award shall be exercisable by Executive at any time after vesting and shall expire on the tenth yearly anniversary of the grant date (the “Expiration Date”).

(b) Notwithstanding anything to the contrary contained in this Agreement or the Option Agreement:

(i) if Executive’s employment is terminated prior to the Vesting Date as a result of any Pro Rata Acceleration Trigger (as defined below), the Award shall immediately vest on a pro rata basis determined by multiplying the total number of option shares subject to the Award by a fraction (the “Pro Rata Vesting Percentage”), the denominator of which is 36 and the numerator of which is the number of completed calendar months from the Commencement Date to the date of the Acceleration Trigger. “Pro Rata Acceleration Trigger” shall mean the death or Disability of Executive. “Disability” shall mean Executive’s incapacity due to physical or mental illness which has resulted in him being absent from the full time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days total within any 12-month period, as determined in good faith by the Board of Directors;

(ii) if Executive’s employment is terminated prior to the Vesting Date as a result of any Acceleration Trigger (as defined below), the Award shall immediately vest in full and Executive will have twelve (12) months following termination of his service to the Company as an employee or member of the Board of Directors to exercise the Award (but not beyond the Expiration Date). “Acceleration Trigger” shall mean (1) a termination of Executive by the Company without Cause (as defined in Section 7 of this Agreement) other than as a result of Executive’s death or Disability, or (2) a resignation by Executive for Good Reason (as defined in Section 7 of this Agreement);

(iii) in the event Executive’s employment is terminated by the Company for Cause, or Executive voluntarily resigns without Good Reason (in each case other than by reason of death or Disability), or Executive refuses to serve, declines nomination or voluntarily resigns as a member of the Board of Directors (other than in connection with a resignation for Good Reason, death or Disability), the unvested portion of the Award shall not become exercisable and shall immediately terminate;

(iv) in the event Executive dies or becomes Disabled, Executive (or his estate or designated representative) shall have twelve (12) months to exercise the Award to the extent it had become vested on or before the date of death or Disability (but not beyond the Expiration Date), after which time the Award shall expire;

(v) in the event Executive is terminated for Cause (or his service as a member of the Board of Directors is terminated for Misconduct as defined in Section 2(y)(viii) of the Plan) following the date on which the Award becomes fully vested, the Award shall expire on the date of such termination;

(vi) in the event that Executive’s service as an employee or member of the Board of Directors terminates for any reason other than as described in Sections 5(b)(ii), 5(b)(iv) or 5(b)(v) above, Executive shall have ninety (90) days to exercise the vested portion of the Award (but not beyond the Expiration Date), after which time the Award shall expire; and

(vii) the provisions of Section 9 of the Plan, as it may be amended from time to time, shall apply to the Award; provided, however, notwithstanding anything to the contrary contained in Section 9(a)(iii) of the Plan, Executive will not be Accelerated (as defined in the Plan) if his Active Status (as defined in the Plan) is terminated within one year after a Change of Control (as defined in the Plan) for Cause or as a result of his resignation (other than as a result of his death or Disability) without Good Reason.

(c) In addition to all amounts otherwise payable under this Agreement and subject to the additional vesting and other provisions of Sections 5(d) and 5(e) below, the Company shall pay the Executive, during his lifetime or in the event of his death Executive’s designated beneficiary or his estate if no beneficiary is designated, an annual retirement benefit in the annual amount of one hundred twenty-five thousand dollars ($125,000) per year for a period of five (5) years (the “Retirement Benefit”) payable in equal monthly installments, and Executive’s right to receive the Retirement Benefit shall vest in full on the Vesting Date (as defined above).

(d) Notwithstanding anything to the contrary contained in this Agreement:

(i) if Executive’s employment is terminated prior to the Vesting Date as a result of any Pro Rata Acceleration Trigger (as defined above), the Retirement Benefit shall immediately vest on a pro rata basis with the annual payment being determined by multiplying $125,000 by the Pro Rata Vesting Percentage (as defined above);

(ii) if Executive’s employment is terminated prior to the Vesting Date as a result of any Acceleration Trigger (as defined above), the Retirement Benefit shall immediately vest in full; and

(iii) in the event Executive’s employment is terminated by the Company for Cause or Executive voluntarily resigns without Good Reason (in each case other than by reason of death or Disability), or Executive refuses to serve, declines nomination or voluntarily resigns as a member of the Board of Directors (other than in connection with a resignation for Good Reason, death or Disability) prior to the Vesting Date, Executive shall not be entitled to any Retirement Benefit.

(e) Payment of the Retirement Benefit shall commence on the first regular Company payroll date (but no later than thirty days) following Executive’s Separation from Service (as defined below) or, if earlier, Executive’s “Qualifying Disability” (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)), subject to the provisions of Section 5(f) below (which may require a six-month delay in the commencement of payment upon a Separation from Service). Payment of the Retirement Benefit, to the extent vested, shall be accelerated in the following events: (i) if, after Executive’s Separation from Service or Qualifying Disability, a “Change in Control Event” (as defined in Treasury Regulation Section 1.409A-2(i)(5)) occurs or Executive dies, then the remaining installments shall be accelerated and paid in a lump sum upon the earlier of such Change in Control Event or death; and (ii) if Executive’s Separation from Service occurs on or within two years after a Change in Control Event, the Retirement Benefit will be paid in a lump sum upon such Separation from Service (subject to the provisions of Section 5(f) below). The Retirement Benefit shall be payable from the general, unrestricted assets of the Company, and the Executive shall be an unsecured general creditor of the Company. The Company’s obligations hereunder are an unfunded, unsecured promise to pay benefits in the future, and the Executive shall have no right or interest in any specific assets of the Company by virtue of this obligation. No trust shall be construed to have been created by this Section 5, nor shall any fiduciary relationship be construed to exist between the Company and the Executive. If the Company, in its sole discretion, elects to fund its obligations to pay the Retirement Benefit through the purchase of one or more insurance policies, the Executive shall have no rights in such policy or policies, or the proceeds thereof. The Company shall be the sole owner and beneficiary of said policy or policies, and shall hold all incidents of ownership. The Retirement Benefit is nontransferable, and the Executive shall not assign, transfer, or otherwise encumber any payments made hereunder except for a properly executed written beneficiary designation. Any attempt to transfer or assign benefits shall be null and void, and shall terminate the Company’s obligations under this Agreement. The Company shall have the right to deduct and pay over from all Retirement Benefit payments hereunder any federal, state, local or employment taxes which it deems are required by law to be withheld with respect to such payments.

(f) For purposes of this Agreement, “Separation from Service” means a separation from service as that term is used in Section 409A(a)(2)(i) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”). Notwithstanding any other provision hereof, if the Retirement Benefit under this Section 5 is payable to Executive upon his Separation from Service, then such payment shall be deferred until the date six months and one day following such Separation from Service (or if earlier, the date of Executive’s death) to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of Separation from Service if the deferral had not been required. Subsequent payments shall be made in accordance with the dates and terms set forth herein.

6. Benefits.

(a) Executive shall be entitled to paid vacation and business expense reimbursement in accordance with the Company’s policies. Executive shall also be entitled to participate with other similarly situated executive officers of the Company based on position, tenure and salary in any plan of the Company relating to health insurance, stock purchases, pension, thrift, profit sharing, life insurance, disability insurance, education, or other retirement or executive benefits that the Company has adopted or may hereafter adopt for the benefit of its executive officers.

(b) Executive shall be entitled to a car allowance of $1,800 per month; provided, however, that the Company may, with the Executive’s consent, substitute a company-provided leased vehicle in lieu of the car allowance so long as the Company expense associated with such lease vehicle (lease payments, license, taxes and insurance) does not exceed $1,800 per month.

(c) Executive shall be reimbursed for his reasonable legal fees incurred in connection with negotiating and drafting this agreement up to a maximum of $13,000.

(d) The Company shall pay all unreimbursed out-of-pocket costs associated with an annual physical examination of Executive, such amount not to exceed $3,000 per year.

7. Termination; Severance.

(a) Executive’s employment may be terminated by the Company at any time with or without Cause by delivery of written notice of termination to Executive. At the request of the Board, Executive agrees to resign from his position as a director of the Company within 24 hours after termination of his employment for any reason.

(b) Subject to the provisions of Sections 7(c) and (d) below, in the event the Company terminates Executive without Cause (for reasons other than his death or Disability) or Executive resigns for Good Reason, in addition to any accrued but unpaid compensation due to him under applicable law, any amounts required to be paid to him pursuant to Section 5, any earned but unpaid Bonus for the fiscal year ending immediately before the termination of employment, and any Other Benefits (as defined below), he shall be entitled to receive the following: (i) a lump sum cash payment thirty days following the date of his Separation from Service equal to 100% of the Base Salary that would be due to Executive between the date of termination of employment and the later of the Termination Date or any Extended Termination Date, (ii) payment of the car allowance described in Section 6(b) through the later of the Termination Date or any Extended Termination Date, (iii) a lump sum cash payment thirty days following the date of his Separation from Service equal to a pro rata portion (based on the percentage of days employed for the year in question) of the Bonus for the year in which the termination occurs in the event that the Board of Directors reasonably and in good faith determines that Executive was on track to satisfy the relevant performance criteria for such Bonus (the “Pro Rata Bonus Payment”), (iv) if Executive is not covered by any other comprehensive group insurance, the Company will reimburse Executive an amount equivalent to Executive’s COBRA payments through the end of the Termination Date or Extended Termination Date, as the case may be, or if less, the maximum term provided by COBRA for coverage of Executive and his eligible dependents. It shall be a condition to receipt of the consideration described in this Section 7(b) that Executive shall execute the Company’s standard form of general release of the Company and its affiliates.

(c) In the event Executive resigns or voluntarily terminates his employment for any reason (other than for Good Reason) or the Company terminates Executive’s employment for Cause (in each case other than by reason of death or Disability), in addition to any amounts required to be paid pursuant to Section 5, the Company shall only be required to pay Executive (i) on the date it would have been payable to Executive, any unpaid Base Salary and accrued vacation pay earned prior to the date of Executive’s termination, (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, and (iii) any benefits that are required, or to which Executive is entitled, under any plan, contract or arrangement maintained by the Company as of the end of his employment; provided, however, nothing in this clause (iii) shall require the continuation of such benefits following termination unless such continuation is required under applicable law or the specific terms of the plan, contract or arrangement (together, the “Other Benefits”).

(d) In the event of termination as a result of the death or Disability of Executive, in addition to any amounts required to be paid pursuant to Section 5, the Company shall only be required to pay Executive (or his estate or designated beneficiary) (i) on the date it would have been payable to Executive, any unpaid Base Salary and accrued vacation pay earned prior to the date of Executive’s termination, (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, (iii) any earned but unpaid Bonus for the fiscal year ending immediately before the termination of employment, (iv) any Pro Rata Bonus Payment, and (v) any Other Benefits.

(e) For purposes of this Agreement, “Cause” shall mean (i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to the Company, (iii) the conviction of Executive of a felony, or (iv) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 30 days after written notice thereof to Executive from the Company. The cessation of employment by Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire non-employee membership of the Board (for the sake of clarity, not including Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist under this Section 7(e), and specifying the particulars thereof in detail.

(f) For purposes of this Agreement, “Good Reason” shall mean:

(i) any removal of Executive from his current office (which shall not be deemed to include his role as Chairman if the positions of Chairman and CEO are required to be separated by majority vote of the Company’s shareholders or otherwise mandated by law or regulation applicable to all public companies, or by the listing requirements of the exchange or trading system on which the Company’s Common Stock is listed for trading), or any failure by the Company to nominate or seek re-election of Executive to the Board of Directors (or as Chairman of the Board of Directors, unless the positions of Chairman and CEO are required to be separated by majority vote of the Company’s shareholders or otherwise mandated by law or regulation applicable to all public companies, or by the listing requirements of the exchange or trading system on which the Company’s Common Stock is listed for trading), except in connection with termination of Executive’s employment for death, Disability, Cause or his voluntary resignation;

(ii) any involuntary material reduction in Executive’s then-current Base Salary or any involuntary material reduction in Executive’s comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law);

(iii) the assignment to Executive of duties that represent or constitute a material adverse change in Executive’s position, duties, responsibilities and status with the Company;

(iv) an involuntary material adverse change in Executive’s authorities or reporting responsibilities; except in connection with the termination of Executive’s employment for Cause, upon the Disability or death of Executive, or upon the voluntary resignation by Executive;

(v) a relocation of the Company’s principal executive offices to a location that is more than 50 miles from the location of the Company’s principal executive offices as of the date of this Agreement that was not recommended by the Executive to the Board; or

(vi) the material breach of any terms and conditions of this Agreement by the Company, including without limitation Section 13;

provided, however, that a termination shall not be considered for Good Reason unless Executive has given notice to the Company of the event constituting Good Reason within ninety (90) days of the initial occurrence thereof, such event has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Executive, and Executive resigns no later than 180 days after the initial occurrence of such event.

(g) Notwithstanding any other provision hereof, any amounts payable to Executive under this Section 7 during the first six months and one day following the date of Executive’s Separation from Service pursuant to this Section 7 that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, shall be deferred until the date six months and one day following such Separation from Service (or if earlier, the date of Executive’s death) to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of Separation from Service if the deferral had not been required. Subsequent payments shall be made in accordance with the dates and terms set forth herein.

8. Covenants.

(a) Confidential Information. During the term of this Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment, Executive will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

(b) Noncompetition. Except as otherwise provided herein, Executive agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of the Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company in the industry of owning or operating full-menu table service casual dining restaurants; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d under the Securities Exchange Act of 1934, of not more than 5% of the voting stock of any corporation shall not be a violation of this Agreement. Notwithstanding the foregoing, Executive shall be permitted to maintain the ownership interests and directorship approved by the Company’s Board prior to the Commencement Date so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

(c) Right to Company Materials. Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of the Company. Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.

(d) Non-solicitation. Executive understands and agrees that in the course of employment with the Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not actively solicit or assist or instruct others in soliciting any employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company. The Company acknowledges in this regard that its customers, landlords and suppliers do have existing relationships and likely will have future relationships with the Company’s direct and indirect competitors in the restaurant industry in the ordinary course of their activities. For purposes of this Section 8, “solicit” shall not include general advertisements or other communications in any media not targeted specifically at such employees, customers, franchisees, landlords, or suppliers, and any responses by such persons thereto.

(e) Non-disparagement. Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding the Company at any time during or after the termination of his employment with the Company. Except for statements of fact, internal communications relating to the performance of Executive, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Executive at any time during or after the termination of his employment with the Company.

9. Code Sections 280G and 409A.

(a) Notwithstanding any other provision of this Agreement, in the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company, from any person whose actions result in any change described in Code Section 280G(b)(2)(A)(i) (a “Section 280G Transaction”) or from any person affiliated with the Company or such person (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and it is determined that, but for this

Section 9(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (i) the full amount of the Company Payments (as defined below) or (ii) an amount equal to the Company Payments (as defined below), reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) In the event that Section 9(a) applies and a reduction is required to be applied to the Company Payments thereunder, the Company Payments shall be reduced by the Company in its reasonable discretion in the following order and in a manner that complies with Code Section 409A (as determined by the Company): (i) reduction of any cash payments otherwise payable to Executive that are exempt from Code Section 409A; (ii) reduction of any cash payments otherwise payable to Executive that are subject Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (v) reduction of any other payments and benefits otherwise payable to the Executive by the Company on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting. For purposes of this Section 9, the term “Company Payments” means any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company.

(c) All calculations and determinations under this Section 9, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an accounting firm selected by the Company and reasonably acceptable to Executive which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”). All determinations made by the Accounting Firm under this Section 9 shall be conclusive and binding on both the Company and Executive, and the Company shall cause the Accounting Firm to provide its determinations and any supporting calculations with respect to Executive to the Company and Executive. The Company shall bear all fees and expenses charged by the Accounting Firm in connection with its services. For purposes of making the calculations and determinations under this Section 9, after taking into account the information provided by the Company and Executive, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section 9.

(d) The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, but only to the extent any compensation or benefits provided hereunder are not excepted or excluded from such requirements pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. In this regard each severance payment under Section 7 of this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Section 409A and the taxes imposed thereunder. In the event either party reasonably determines any item payable by the Company to the Executive pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, or to qualify as excepted or excluded from Section 409A, such party shall notify the other in writing. Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination. The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement and to avoid the inclusion of such item in a tax year before the Executive’s actual receipt of such item of income; provided, however, nothing in this Section 21 shall be construed or interpreted to require the Company to increase any amounts payable to the Executive pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial, accounting or tax treatment of the payments to the Executive under this Agreement. Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or commence to be paid before the later of (a) six months after the date of the Executive’s Separation from Service and (b) the payment date or commencement date specified in this Agreement for such item.

Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid or provided to Executive only upon a Separation from Service.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10. Indemnity. The Company shall to the extent permitted and required by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. This indemnity shall include, without limitation, advancing Executive attorneys fees to the fullest extent permitted by applicable law. The Company agrees to continuously maintain directors and officers’ liability insurance with reasonable limits of coverage at least equal to those in effect on the Commencement Date (unless Executive has voted in favor of a reduction in such coverage as a member of the Board of Directors or has implemented a reduction in his capacity as an executive officer of the Company without a vote of the Board of Directors) and to include Executive within said coverage while Executive is employed by the Company and for at least six (6) years after the termination of Executive’s employment by the Company.

11. Amendments; Entire Agreement. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Assumption by Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise

14. Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Orange County, California in accordance with the laws of the State of California. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law. Notwithstanding anything to the contrary contained in this Section 19, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any prior oral or written agreements between the parties relating to the subject matter hereof including, without limitation, Executive’s Employment Agreement, dated as of January 12, 2005. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

[Signature page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

BJ’S RESTAURANTS, INC.

By:	/s/ GREG LEVIN
Greg Levin, Chief Financial Officer

By:	/s/ PETER A. BASSI
Peter A. Bassi, Lead Independent Director

EXECUTIVE:

/s/ GERALD W. DEITCHLE GERALD W. DEITCHLE

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